EXHIBIT 99.1

Alamosa Sets Dividend and Record Date for Convertible Preferred Stock

    LUBBOCK, Texas--(BUSINESS WIRE)--July 1, 2004--Alamosa Holdings, Inc. (Nasdaq/NM: APCS), the largest (based on number of subscribers) PCS Affiliate of Sprint (NYSE: FON), which operates the largest all-digital, all-CDMA Third-Generation (3G) wireless network in the United States, today announced its dividend, record and ex-dividend dates for its 7.5% Series B Convertible Preferred stock.
    The Company has set a record date of July 19, 2004 for the third dividend payment on its 7.5% Series B Convertible Preferred Stock. The dividend will be payable on August 2, 2004 at an annual rate of 7.5% of the $250 per share liquidation preference, in respect to the period from May 1, 2004 through July 31, 2004. The ex-dividend date will be July 15, 2004.
    Through July 31, 2008, Alamosa Holdings has the option to pay dividends on the Series B Convertible Preferred Stock in: (1) cash,
(2) shares of the Alamosa Holdings' Series C convertible preferred stock, (3) shares of Alamosa Holdings common stock or (4) a combination thereof. The Company's Board of Directors has elected to pay the full amount of the dividend in cash.

    ABOUT ALAMOSA

    Alamosa Holdings, Inc. is the largest PCS Affiliate of Sprint based on number of subscribers. Alamosa has the exclusive right to provide digital wireless mobile communications network services under the Sprint brand name throughout its designated territory located in Texas, New Mexico, Oklahoma, Arizona, Colorado, Utah, Wisconsin, Minnesota, Missouri, Washington, Oregon, Arkansas, Kansas, Illinois and California. Alamosa's territory includes licensed population of
15.8 million residents.

    FORWARD LOOKING STATEMENTS

    Statements contained in this news release that are forward-looking statements, such as statements containing terms such as can, may, will, expect, plan, and similar terms, are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe-harbor" provisions of the private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Alamosa's forward-looking statements, including the following factors: Alamosa's dependence on its affiliation with Sprint; shifts in populations or network focus; changes or advances in technology; changes in Sprint's national service plans or fee structure with us; change in population; difficulties in network construction; increased competition in our markets; adverse changes in financial position, condition or results of operations. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from Alamosa's forward-looking statements, please refer to Alamosa's filings with the Securities and Exchange Commission, especially in the "risk factors" sections of Alamosa's Annual Report on Form 10-K for the year ended December 31, 2003 and in subsequent filings with the Securities and Exchange Commission. Investors and analysts should not place undue reliance on forward-looking statements.

    CONTACT: Alamosa Holdings, Inc.
             Jon D. Drake, 806-722-1455
             jdrake@alamosapcs.com